Exhibit 99.1

Contact:                 Mexican Restaurants, Inc.
Andrew J. Dennard
(713) 943-7574

Mexican Restaurants, Inc.
Announces Fiscal Year-End Results
(NASDAQ:  CASA)

Houston, Texas (March 14, 2008)    For the Company’s 2007 fiscal year ended December 30, 2007, the Company reported net income of $348,774 or $0.10 per diluted share, compared with net income of $1,138,334 or $0.32 per diluted share for fiscal year 2006.  For the fourth quarter ended December 30, 2007, the Company reported net income of $199,686 or $0.06 per diluted share, compared with a net loss of $1,009,469 or $0.30 per diluted share for the same quarter in fiscal year 2006.

The Company’s revenues for the fiscal year ended December 30, 2007 were up $400,537 or 0.5% to $82.1 million compared with fiscal year 2006.  Restaurant sales for fiscal year 2007 increased $574,879 or 0.7% to $81.4 million compared with fiscal year 2006.  The increase in restaurant sales reflects the full year impact of one restaurant opened in fiscal year 2006 and the full year impact of the acquisition of Mission Burrito (two restaurants), offset in part by a 1.8% decline in fiscal 2007 in same-restaurant sales.  For the fourth quarter ended December 30, 2007, Company-owned same-store sales increased approximately 0.6% and franchised-owned same-store sales, as reported by franchisees, increased approximately 3.0%.

Commenting on the Company’s year-end results for fiscal year 2007, Curt Glowacki, Chief Executive Officer, stated, “I am very pleased that same-store sales were positive for the second consecutive quarter, and continue to be positive in the first quarter of fiscal year 2008.  These trends are contrary to national casual-dining industry trends.”

Mr. Glowacki added, “The fourth quarter represented continued progress in returning the Company to acceptable results.  These results were accomplished in spite of continuing cost and economic pressures.  The restaurant industry as a whole is facing rising food/ingredient costs and we are no exception.    Commodity prices are increasing at a faster rate than the rate we can increase our menu prices.  As we have stated before, if rising commodity prices continue, we will continue to selectively raise menu prices to the extent we can do so without risking a decline in customer counts and traffic.  In spite of the increase in the Federal minimum wage on July 24, 2007, which added approximately $7,000 per week to our payroll costs, our management has done an excellent job in the second, third and fourth quarters in offsetting labor cost by way of labor efficiency.”

Mr. Glowacki concluded, “We continue to be very excited about our Company’s growth plans for Mission Burrito, our fast casual entry into the high growth quick serve burrito category.  During the first quarter of fiscal 2008, we opened the third Mission Burrito restaurant – and our new prototype - in Katy, Texas.  Sales have exceeded our expectations.  The fourth Mission Burrito restaurant, which is under construction, will open during the second quarter of fiscal 2008 and two more sites are under lease review.”

Mexican Restaurants, Inc. operates and franchises 78 Mexican restaurants.  As of today, the current system includes 59 Company-operated restaurants, 18 franchisee operated restaurants and one licensed restaurant.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: growth strategy; dependence on executive officers; geographic concentration; increasing susceptibility to adverse conditions in the region; changes in consumer tastes and eating habits; national, regional or local economic and real estate conditions; demographic trends; inclement weather; traffic patterns; the type, number and location of competing restaurants; inflation; increased food, labor and benefit costs; the availability of experienced management and hourly employees; seasonality and the timing of new restaurant openings; changes in governmental regulations; dram shop exposure; and other factors not yet experienced by the Company.  The use of words such as “believes”, “anticipates”, “expects”, “intends” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Readers are urged to carefully review and consider the various disclosures made by the Company in this release and in the Company’s most recent Annual Report and Form 10-K , that attempt to advise interested parties of the risks and factors that may affect the Company’s business.

Mexican Restaurants, Inc. and Subsidiaries

Consolidated Statements of Operations

	Unaudited 13-Week Period Ended 12/30/2007	Unaudited 13-Week Period Ended 12/31/2006	52-Week Period Ended 12/30/2007	52-Week Period Ended 12/31/2006
Revenues:
Restaurant sales	$19,637,831	$19,616,774	$81,379,765	$80,804,886
Franchise fees, royalties and other	204,796	196,001	701,394	825,115
Business interruption	-	-	-	59,621
	19,842,627	19,812,775	82,090,159	81,689,622

Costs and expenses:
Cost of sales	5,793,620	5,431,318	23,366,381	22,259,123
Labor	6,222,238	6,371,056	26,428,606	26,133,108
Restaurant operating expenses	4,823,298	4,931,628	20,097,179	19,076,539
General and administrative	1,780,843	2,313,152	7,471,756	7,716,786
Depreciation and amortization	872,435	824,700	3,417,348	3,101,628
Pre-opening costs	1,176	44,599	23,947	108,847
Impairment costs	9,120	352,314	99,978	447,903
Hurricane Rita gain	-	-	-	(366,808)
Loss on sale of assets	8,016	33,388	207,517	29,591
	19,510,746	20,302,155	81,112,712	78,506,717

Operating income (loss)	331,881	(489,380)	977,447	3,182,905

Other income (expense):
Interest income	2,057	631	10,715	6,239
Interest expense	(137,212)	(82,317)	(499,851)	(390,539)
Other, net	12,426	12,300	46,335	80,986
	(122,729)	(69,386)	(442,801)	(303,314)

Income (loss) from continuing operations before income taxes	209,152	(558,766)	534,646	2,879,591
Income tax expense (benefit)	15,467	(243,440)	79,250	900,453
Income (loss) from continuing operations	193,685	(315,326)	455,396	1,979,138

Discontinued Operations:
Income (loss) from discontinued operations	-	(170,690)	3,090	(401,603)
Restaurant closure (costs) income	9,521	(928,053)	(175,796)	(928,053)
Gain (loss) on sale of assets	-	(9,830)	3,412	(13,140)
Income (loss) from discontinued operations before income taxes	9,521	(1,108,573)	(169,294)	(1,342,796)
Income tax benefit (expense)	(3,520)	414,430	62,672	501,992
Income (loss) from discontinued operations	6,001	(694,143)	(106,622)	(840,804)

Net income (loss)	$199,686	$(1,009,469)	$348,774	$1,138,334

Basic income (loss) per share
Income (loss) from continuing operations	$0.06	$(0.10)	$0.13	$0.58
Loss from discontinued operations	-	(0.20)	(0.03)	(0.25)
Net income (loss)	$0.06	$(0.30)	$0.10	$0.33

Diluted income (loss) per share
Income (loss) from continuing operations	$0.06	$(0.10)	$0.13	$0.56
Loss from discontinued operations	-	(0.20)	(0.03)	(0.24)
Net income (loss)	$0.06	$(0.30)	$0.10	$0.32

Weighted average number of shares (basic)	3,421,267	3,413,066	3,339,280	3,402,207

Weighted average number of shares (diluted)	3,502,684	3,413,066	3,430,276	3,521,587